Exhibit 2.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONFIDENTIAL	EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

KRONOS BIO, INC.

and

GILEAD SCIENCES, INC.

Dated as of July 14, 2020

CONTENTS

ARTICLE 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Additional Definitions	9
1.3	Construction of Certain Terms and Phrases	10

ARTICLE 2.	PURCHASE AND SALE OF ASSETS	11

2.1	Closing.	11
2.2	Closing Deliveries.	11
2.3	Purchase and Sale of Assets	12
2.4	Excluded Assets	12
2.5	Assumed Liabilities	12
2.6	Excluded Liabilities	12
2.7	Non-Assignable Assets.	13
2.8	Ongoing Clinical Trials; License Grant to Seller.	14
2.9	Adverse Events	14
2.10	Buyer and Seller Pharmacovigilance Agreement and Quality Agreement	14

ARTICLE 3.	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; ONGOING OBLIGATIONS	15

3.1	Responsibility	15
3.2	Diligence	15
3.3	Reports	15
3.4	Audit.	15
3.5	Assumption of Rights and Obligations under [***] Merger Agreement.	16

ARTICLE 4.	CONTROL OF TRANSFERRED PATENTS	16

4.1	Control of Transferred Patents	16

ARTICLE 5.	PURCHASE PRICE AND OTHER PAYMENTS	16

5.1	Closing Consideration	16
5.2	Payment of Royalties; Royalty Rates	17
5.3	Regulatory Milestone Payments	18
5.4	Commercial Milestone Payments	19
5.5	[***] Milestones	19
5.6	Payments in Dollars	20
5.7	Foreign Currency Exchange	20
5.8	Overdue Payments	20
5.9	Taxes	20
***Certain Confidential Information Omitted

ARTICLE 6.	REPRESENTATIONS AND WARRANTIES	21

6.1	Representations and Warranties of Seller	21
6.2	Representations and Warranties of Buyer	25
6.3	No Other Warranties	26

ARTICLE 7.	Covenants and Confidentiality	26

7.1	Return of Assets; Transfer of Purchased Assets.	26
7.2	Confidentiality.	27
7.3	Patent Covenant.	29
7.4	Payments under Transferred Agreement.	29

ARTICLE 8.	TERM	29

8.1	Term	29

ARTICLE 9.	SURVIVAL; INDEMNIFICATION; INSURANCE; LIMITATIONS	30

9.1	Survival of Representations, Warranties and Covenants.	30
9.2	Indemnification by Buyer	30
9.3	Indemnification By Seller	31
9.4	Limitations.	31
9.5	Procedures.	32
9.6	Sole Remedy	34
9.7	Insurance	34
9.8	LIMITATION OF DAMAGES	34

ARTICLE 10.	MISCELLANEOUS	35

10.1	Entire Agreement; Amendment	35
10.2	Section 365(n) of the Bankruptcy Code	35
10.3	Governing Law; Jurisdiction	35
10.4	Waiver of Jury Trial	35
10.5	Notice	35
10.6	Compliance with Law; Severability	36
10.7	Successors and Assigns	36
10.8	Waivers	37
10.9	Force Majeure	37
10.10	No Third Party Beneficiaries	37
10.11	Headings; Schedules and Exhibits	37
10.12	Counterparts	37
10.13	Specific Performance	37
10.14	Further Assurances	37

SCHEDULES

Schedule 1.1(a)	Description of Compounds
Schedule 1.1(b)	Knowledge of Seller
Schedule 1.1(c)	Materials
Schedule 1.1(d)	Ongoing Clinical Trials Data
Schedule 1.1(e)	Regulatory Materials
Schedule 1.1(f)	Transferred Agreement
Schedule 1.1(g)	Transferred Know-How
Schedule 1.1(h)	Transferred Patent Rights
Schedule 2.3	Acquired Assets
Schedule 2.8.1	Ongoing Clinical Trials
Schedule 2.5.2	Assumed Liabilities
Schedule 6.1	Seller Disclosure Schedule
Schedule 6.1.10	Inventory

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B-1	Form of Convertible Promissory Note
Exhibit B-2	Form of Note Purchase Agreement
Exhibit C	Form of Patent Assignment Agreement
Exhibit D	Form of Technology Transfer and Transition Services Agreement
Exhibit E	Development Plan
Exhibit F	Form of Press Release

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made and entered into as of July 14, 2020, between Gilead Sciences, Inc., a Delaware corporation (on behalf of itself and its Affiliates, “Seller”), and Kronos Bio, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Seller owns or controls certain proprietary rights, know-how and technology related to the Compounds (as defined below); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller used in or relating to the Compounds, and Buyer is willing to assume certain liabilities of Seller relating to the Compounds, all upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:
ARTICLE 1.
DEFINITIONS
1.1Defined Terms. As used in this Agreement, the following defined terms shall have the meanings specified below:
“Additional Active” means active pharmaceutical or biological ingredients for which no royalty would be due hereunder if such ingredient(s) were sold separately from a Product.
“Affiliate” means, with respect to any Person, any other Person, which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights under this Agreement by reason of being an Affiliate of such Party.
“Ancillary Agreements” means, collectively, the Bill of Sale, the Convertible Promissory Note, the Note Purchase Agreement, the Patent Assignment Agreement, the Technology Transfer and Transition Services Agreement and such other agreements as may be executed in connection with the transactions contemplated by this Agreement.
“Annual Net Sales” shall mean, with respect to a Product, the cumulative worldwide Net Sales of such Product in any Calendar Year.
“Bill of Sale” means the bill of sale to be executed and delivered at Closing, substantially in the form of Exhibit A, selling, assigning, transferring, conveying or delivering the Acquired Assets.
“Business Day” means any day that is not: (a) a Saturday or a Sunday, (b) any day that is a legal holiday under the applicable Laws of the United States or that is a day on which banking institutions in New York City, New York or in San Francisco, California are authorized or required by applicable Laws or other governmental action to close, (c) the Sunday through Saturday containing July 4, or (d) December 26 through December 31.

“Calendar Quarter” means the period beginning on the Closing Date and ending on the last day of the Calendar Quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.
“Calendar Year” means the period beginning on the Closing Date and ending on December 31 of the Calendar Year in which the Closing Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.
“CDA” means the Mutual Confidential Disclosure Agreement dated as of October 7, 2019 (the “CDA Effective Date”), as amended on February 7, 2020, by and between Buyer and Seller.
“cGCP” means the current standards, practices and procedures promulgated or endorsed by the FDA as of the Closing Date and as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by other Regulatory Authorities applicable to the clinical development of any Product as of the Closing Date, including applicable quality guidelines promulgated under the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) as of the Closing Date.
“[***]” means Section [***] of the [***] Merger Agreement. For the avoidance of doubt, the “[***]” shall include such other sections, provisions and definitions set forth in the [***] Merger Agreement that specifically relate to the listed [***] or are reasonably apparent on their face as necessary to enforce or comply with the terms and conditions of such [***].
“cGLP” means the current standards as of the Closing Date for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as such standards exist as of the Closing Date, and comparable regulatory standards, practices and procedures promulgated by other Regulatory Authorities in countries in which a Product is intended to be sold.
“cGMP” means the current good manufacturing practices as of the Closing Date set forth in the quality system regulation 21 C.F.R Parts 210, 211 and 820, governing the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, and storage of any Product and comparable regulatory standards, practices and procedures promulgated by other Regulatory Authorities applicable to any Product as of the Closing Date.
“Clinical Trial Participation Agreement” means the [***].
“Code” means the Internal Revenue Code of 1986, as amended.
“Combination Product” means (a) any single product in finished form containing as active ingredients both (i) a Compound and (ii) one or more Additional Actives; or (b) any Product sold with one or more product(s) for a single invoice price.
“Commercialization” or “Commercialize” means any and all activities directed to the commercial manufacturing, offering for sale and sale of a Product including (a) activities directed to marketing, promoting, detailing, distributing, manufacturing, importing, selling and offering to sell that Product (whether before or after Marketing Authorization has been obtained); (b) interacting with Regulatory Authorities regarding the above; and (c) seeking pricing approvals and reimbursement
***Certain Confidential Information Omitted

approvals (as applicable) for that Product. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
“Commercially Reasonable Efforts” means [***].
“Compound” means the Ento Compound, the Lanra Compound and each Other Compound.
“Contracts” means any and all binding commitments, contracts, purchase orders, licenses, or other agreements, whether written or oral.
“Convertible Promissory Note” means the convertible promissory note to be executed and delivered at Closing, substantially in the form of Exhibit B-1.
“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.
“Cover” means, with reference to a Patent Right, that the making of, use, offer for sale, sale or importation of the applicable product or technology would infringe a Valid Claim of such Patent Right (or, in the case of an application for a Patent Right, would infringe a Valid Claim in such application if it were to issue with the then-pending claims) in the country in which such activity occurs absent a license thereto or ownership thereof.
“Development” or “Develop” means all non-clinical and clinical development activities that are undertaken by or on behalf of Buyer with respect to the Compounds and/or Products after the Closing Date, including test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, quality assurance/quality control, statistical analysis, report writing, preclinical and clinical studies, clinical trial design and operations, clinical pharmacology studies, health economics and outcomes research studies, pharmacovigilance studies, the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Governmental Entity as a condition or in support of obtaining or maintaining a Regulatory Filing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.
“Development Plan” means the high-level plan setting forth Buyer’s anticipated Development activities in the U.S. and Europe, attached hereto as Exhibit E, as may be amended, restated, supplemented or modified from time to time by Buyer.
“Dollar” means United States dollar, and “$” shall be interpreted accordingly.
“EMA” means the European Medicines Agency or any successor agency or authority thereto.
“Encumbrance” means any encumbrance, claim, mortgage, pledge, assessment, security interest, option, license, right of first refusal or preemptive right, hypothecation, equitable interest, preference, right of possession, deed of trust, lease, lien, levy, restriction on transferability, defect in title, charge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law, any obligation to pay Taxes, any conditional sale or title retention agreement or other agreement granting any of the foregoing in the future or otherwise.
***Certain Confidential Information Omitted

“Ento Compound” means the entospletinib compound, otherwise known as GS-9973, under development by Seller as of the Closing Date, the structure of which is set forth on Schedule 1.1(a).
“Ento Product” means any pharmaceutical composition(s), preparation(s), or formulation(s) that comprise(s) or contain(s) the Ento Compound.
“Europe” means the European Union and the United Kingdom.
“European Union” means the economic, scientific and political organization of member states as it is constituted as of the Closing Date.
“Exploitation” means to research, develop, make, have made, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a compound (including Compounds) or product (including Products).
“FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder, including additions, supplements, extensions, and modifications thereto.
“Field” means any and all uses.
“First Commercial Sale” means, with respect to any Product in any country in the Territory, the first invoiced commercial sale, transfer or disposition for monetary value for use or consumption of that Product in that country after Marketing Authorization for that Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or licensee (unless the Affiliate or licensee is the last entity in the distribution chain of the Product) or (b) any transfers of a Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose where Products are sold at or below cost of goods sold, or as a sample.
“Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with or delays the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, epidemic, pandemic, disease outbreak (including the Coronavirus Disease 2019 (COVID-19) outbreak that commenced in 2019) or other health crisis or public health event, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Entity or of any subdivision, authority or representative of any such Governmental Entity.
“Fundamental Representations” means the representations and warranties of Seller or Buyer, as the case may be, set forth in Sections 6.1.1 (Organization and Standing), 6.1.2 (Authorization), 6.1.3 (Binding Agreement), 6.1.5 (Title to Acquired Assets), 6.1.13 (Brokers), Section 6.2.1 (Organization and Standing), 6.2.2 (Authorization), 6.2.3 (Binding Agreement) and 6.2.7 (No Brokers).
“Generic Product” means, with respect to a particular Product and regulatory jurisdiction, any pharmaceutical product that is sold by a Third Party (other than a licensee of Buyer) in such regulatory jurisdiction and that (a) contains the same Compound as such Product; and (b) has obtained Marketing Authorization for use pursuant to a regulatory approval process governing approval of generic or interchangeable drugs based on the then-current standards in such regulatory jurisdiction; and (c) has been deemed by the applicable Regulatory Authority as [***].
“Governmental Entity” means any court, tribunal, arbitrator, Regulatory Authority, agency, commission, department, ministry, official or other instrumentality of the United States or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision.
“IND” means (a) an Investigational New Drug Application (as defined in the FDCA and the regulations promulgated thereunder) or any successor application or procedure required to initiate clinical testing of a therapeutic product in humans in the United States; (b) the equivalent of an Investigational New Drug Application that is required in any other country or region before beginning clinical testing of a therapeutic product in humans in such country or region (including any Clinical Trial Authorization required to initiate clinical testing of a therapeutic product in humans in the United Kingdom); and (c) all supplements and amendments to any of the foregoing.
“Indemnified Party” means the Seller Indemnified Party or the Buyer Indemnified Party, as the case may be.
“Know-How” means, collectively, any knowledge, information, techniques, technology, trade secrets, inventions (whether patentable or not), discoveries, methods, know-how, data and results, including all technical, scientific, pre-clinical, clinical and regulatory data (including pharmacological, biological and toxicological data and results), analytical and quality control data and results and other information.
“Knowledge of Seller” means the [***] of the employees of Seller set forth on Schedule 1.1(b).
“Lanra Compound” means the lanraplenib compound, otherwise known as GS-9876, the structure of which is set forth on Schedule 1.1(a).
“Lanra Product” means any pharmaceutical composition(s), preparation(s), or formulation(s) that comprise(s) or contain(s) the Lanra Compound.
“Law” means any federal, state, local or foreign law, statute, code or ordinance, treaties (including Tax treaties) or any rule or regulation promulgated by any Governmental Entity including all decisions of any Courts having the effect of law in each such jurisdiction.
“Liability” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, determinable or otherwise, accrued or fixed, absolute or contingent, liquidated or unliquidated, incurred or consequential, or matured or unmatured, including, without limitation, those arising under any Law, Litigation, Order, or Contract.
“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, judicial, arbitration or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Entity, arbitrator or other tribunal.
“Marketing Authorization” means, with respect to a Product, the regulatory approval required by applicable Law to sell such Product in a country or region in the Territory. For purposes of clarity, (a) “Marketing Authorization” in the United States means final approval of an NDA or sNDA permitting marketing of such Product in interstate commerce in the United States; and (b) “Marketing
***Certain Confidential Information Omitted

Authorization” in Europe means marketing authorization for such Product granted either by a Regulatory Authority in any country in Europe, or by the EMA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.
“Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse events, changes and effects (a) would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, business or operations of the Program, the Acquired Assets and the Products, taken as a whole, or (b) would prevent or be materially adverse to Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that any events, changes or effects will not be deemed to constitute a Material Adverse Effect to the extent resulting from (i) general economic, political or market conditions; (ii) any failure by Seller or the Program to meet internal projections or forecasts for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been a Material Adverse Effect); (iii) any Force Majeure; (iv) changes in any Law applicable to Seller or the Program or applicable accounting regulations or principles or the interpretation thereof; or (v) any action required or permitted by this Agreement or the Ancillary Agreements or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, but in the case of each of clauses (i)-(v), only to the extent that such changes or conditions do not have a materially disproportionate effect on the Program, the Acquired Assets and the Products, taken as a whole, compared with other comparable industry participants.
“Materials” means the materials set forth on Schedule 1.1(c).
“NDA” means a New Drug Application, as defined in the FDCA, or any successor application or procedure required to sell any Product in the United States.
“Net Sales” means, with respect to a Product in a country in the Territory, the gross amount invoiced for sale or other disposition of such Product in such country by Buyer or its Affiliates or licensees (the “Selling Party”) to Third Parties (including distributors, resellers, wholesalers and end users), less the following deductions to the extent that such amounts are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented to be specifically attributable to actual sales of the Product:
(a) trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds (including inventory management fees, discounts or credits);
(b) allowances or credits actually granted upon claims, returns or rejections of the Product, including recalls, but not in excess of the selling price of such Product;
(c) bad debts; provided, that the amount of any bad debts deducted and collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter;
(d) charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the sale, transportation, delivery or return of the Product;
(e) Taxes actually paid in connection with the transportation, distribution, import, export, use or sale of the Product (but excluding what are commonly known as income Taxes), [***]; and
(f) rebates and chargebacks or retroactive price reductions made to federal, state or local governments (or their agencies) to the extent such fees are specifically allocated to sales of Product
***Certain Confidential Information Omitted

or to any Third Party administrator or contractor, including managed health organizations, pharmacy benefit management companies and group purchasing organizations.
All of the foregoing deductions from the gross invoiced sales prices of a Product will be determined in accordance with U.S. GAAP (or, if used by the Selling Party, International Financial Reporting Standards (“IFRS”)) as consistently applied by such Selling Party with respect to external reporting. It is understood and agreed that any accruals of amounts reflected in Net Sales shall be periodically (at least on a Calendar Quarter basis) trued up in a manner consistent with the applicable Selling Party’s customary practices and in accordance with U.S. GAAP, or IFRS, as applicable, and Net Sales for the quarter in which such adjustment occurs shall be adjusted to reflect such trued-up amounts. For clarification, sale of a Product by a Selling Party to another Selling Party for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales” unless such entity is the end customer of such Product.
Further, use, supply or donation of the Product by a Selling Party [***] shall not, in each case, be deemed sales of the Product for purposes of this definition of “Net Sales.”
In the event that a Combination Product is sold in any country in the Territory, Net Sales of the Combination Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the weighted average per unit selling price in the applicable country in the Territory of the Compound or Product in such Combination Product sold separately (without any Additional Active) in the same formulation and dosage in a comparable indication, and B is the sum of the weighted average per unit selling price in the applicable country in the Territory of all Additional Actives (in the same formulation and dosage in a comparable indication as in the Combination Product) in the Combination Product, as applicable, in each case sold separately during the applicable Calendar Quarter.
If, in a particular country, A can be determined, but B cannot be determined because the Additional Active(s) are not sold separately in such country, then Net Sales will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is as defined above, and C is the total weighted average per unit selling price of the Combination Product.
If, in a particular country, B can be determined, but A cannot be determined because such Product or Compound component is not sold separately in such country, Net Sales will be calculated by multiplying actual Net Sales of such Combination Product by the fraction 1-B/C, where B is defined as provided above, and C is defined as provided immediately above.
If, however, in a particular country, neither A nor B can be determined, [***].
“Note Purchase Agreement” means the note purchase agreement to be executed and delivered at Closing, substantially in the form of Exhibit B-2.
“Ongoing Clinical Trials Data” means all data from the Ongoing Clinical Trial set forth on Schedule 1.1(d).
“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Entity.
“Other Compound” means any compound that is (a) further developed or commercialized by or on behalf of Buyer or its Affiliate as a back-up to the Ento Compound or the Lanra Compound and (b) Covered by the Transferred Patent Rights; provided, that Other Compound does not include the Ento Compound or the Lanra Compound.
***Certain Confidential Information Omitted

“Other Product” means any pharmaceutical composition(s), preparation(s), or formulation(s) that comprise(s) or contain(s) any Other Compound.
“Patent Assignment Agreement” means the patent assignment agreement, substantially in the form attached as Exhibit C.
“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing.
“Permitted Encumbrances” means (a) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith through proper proceedings; and (b) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar liens imposed by applicable Law created in the ordinary course of business the existence of which do not constitute a default or breach under the Transferred Agreement, excluding any of the above liens (i) to the extent they relate to any activity prior to the Closing Date, or (ii) arising in connection with the transfer of rights under this Agreement.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, entity, union, association or Governmental Entity.
“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Entities approve or determine the price and/or reimbursement of pharmaceutical products.
“Product” means as applicable, the Ento Product, the Lanra Product or an Other Product.
“Program” means Seller’s current program under which Seller has been conducting Development activities directed to the development of the Ento Compound and the Lanra Compound.
“Regulatory Authority” means any national, supra-national (e.g. the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, marketing, pricing or sale of a Product in such country or region in the Territory, including the FDA, the EMA, the UK Medicines and Healthcare products Regulatory Agency (“MHRA”) in the United Kingdom, and any successor entity thereto.
“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Entity with respect to a Product, other than Patent Rights, including rights conferred in the United States to a NDA holder under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the United States.
“Regulatory Filing” means, collectively: (a) any IND, Marketing Authorization Application (MAA), drug master file, application for designation as an “Orphan Drug” under the Orphan Drug Act, for “Fast Track” status or breakthrough therapy designation under Section 506 of the FDCA

(21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.
“Regulatory Materials” means the materials set forth on Schedule 1.1(e).
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise (other than customary contracts entered into in the ordinary course of business that are not primarily related to Taxes).
“Technology Transfer and Transition Services Agreement” means the technology transfer and transition services agreement to be executed and delivered at Closing, substantially in the form of Exhibit D.
“Territory” means worldwide.
“Third Party” means a Person other than Buyer, Seller or their respective Affiliates.
“Transferred Agreement” means the agreement set forth on Schedule 1.1(f).
“Transferred Intellectual Property” means the Transferred Patent Rights and the Transferred Know-How.
“Transferred Know-How” means the Know-How set forth on Schedule 1.1(g).
“Transferred Patent Rights” means the Patent Rights identified in Schedule 1.1(h).
“US GAAP” means United States Generally Accepted Accounting Principles.
“Valid Claim” means (a) any claim of an issued and unexpired patent within the Transferred Patent Rights that has not been held unpatentable, invalid or unenforceable by a decision of a Court or other Governmental Entity of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been cancelled, withdrawn, revoked, abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending patent application included within the Transferred Patent Rights that is being prosecuted in good faith, which has not lapsed, been abandoned, been cancelled or revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a Court or other Governmental Entity of competent jurisdiction, which claim has not been pending for more than [***] years from the actual filing date.
1.2Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

Acquired Assets	2.3
***Certain Confidential Information Omitted

Additional Withholding Taxes	5.9.2
Agreed Claims	9.5.6
Agreement	Preamble
Assignment Consent	2.7.1
Assumed Liabilities	2.5
Buyer	Preamble
Buyer Change	5.9.2
Buyer Indemnified Parties	9.3
CDA Effective Date	CDA definition
[***] Merger Agreement	3.5.1
Claim Certificate	9.5.1
Claims	9.2
Clinical Trial Agreements	2.8.2
Closing	2.1
Closing Cash Consideration	5.1
Closing Date	2.1
Commercial Milestone Event	5.4
Commercial Milestone Payment	5.4
Confidential Information	7.2.1
Cooperation Period	2.7.1
Deductible	9.4.1
Excluded Assets	2.4
Excluded Liabilities	2.6
Factors	Net Sales Definition
FIRPTA Certificate	5.9.5
IFRS	Net Sales Definition
IND Transfer	2.9
Indemnifying Party	9.5.1
Indication	5.3
Licensed Patent	7.2.6
Losses	9.2
MHRA	Regulatory Authority Definition
Non-Assignable Asset	2.7.1
Ongoing Clinical Trials	2.8.1
Party/Parties	Preamble
Purchase Price Allocation	5.9.7
Regulatory Milestone Event	5.3
Regulatory Milestone Payment	5.3
Report	3.3.1
Royalty Term	5.2.2
Seller	Preamble
Seller Disclosure Schedule	6.1
Seller Indemnified Parties	9.2
Selling Party	Net Sales Definition
Term	8.1
Third-Party Claim	9.5.1
Transfer Taxes	5.9.3
Transferred Agreement Reimbursement Amount	5.1
1.3Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the
***Certain Confidential Information Omitted

singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
ARTICLE 2.
PURCHASE AND SALE OF ASSETS
2.1Closing. The consummation (the “Closing”) of the transactions contemplated by this Agreement and the Ancillary Agreements will take place remotely via the exchange of documents and signatures (or at such other time and place as the Parties mutually agree upon, orally or in writing), as promptly as practicable following the execution of this Agreement, assuming the satisfaction or waiver (by the Party entitled to the benefit of such condition) of the conditions set forth in Section 2.2 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date”.
2.2Closing Deliveries.
2.2.1On or prior to the Closing Date, Seller shall deliver to Buyer the following:
2.2.1.1the Bill of Sale, duly executed by Seller;
2.2.1.2the Convertible Promissory Note, duly executed by Seller;
2.2.1.3the Note Purchase Agreement, duly executed by Seller;
2.2.1.4the Patent Assignment Agreement, duly executed by Seller;
2.2.1.5the Technology Transfer and Transition Services Agreement, duly executed by Seller; and
2.2.1.6the FIRPTA Certificate, duly executed by Seller.
2.2.2On or prior to the Closing Date, Buyer shall deliver to Seller the following:
2.2.2.1the Closing Cash Consideration and the Transferred Agreement Reimbursement Amount, by wire transfer of immediately available funds to the account(s) designated by Seller;
2.2.2.2the Bill of Sale, duly executed by Buyer;
2.2.2.3the Patent Assignment Agreement, duly executed by Buyer;
2.2.2.4the Technology Transfer and Transition Services Agreement, duly executed by Buyer;
2.2.2.5the Convertible Promissory Note, duly executed by Buyer; and
2.2.2.6the Note Purchase Agreement, duly executed by Buyer.

2.3.Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby irrevocably sells, conveys, assigns, transfers and delivers to, and shall cause its Affiliates to sell, convey, assign, transfer and deliver to, Buyer, and Buyer hereby purchases and acquires from each of Seller or its Affiliates, as the case may be, all of Seller’s and its Affiliates’ right, title and interest in and to the assets described or set forth on Schedule 2.3 attached hereto (collectively, the “Acquired Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances).
2.4.Excluded Assets. Notwithstanding the provisions of Section 2.3, no right, title or interest is being sold, assigned, transferred, conveyed or delivered to Buyer in or to (a) any of the property and assets of Seller that are not listed on Schedule 2.3, (b) the [***], or (c) any rights or claims of Seller under this Agreement (collectively, the “Excluded Assets”).
2.5.Assumed Liabilities.  Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge the following Liabilities of Seller (the “Assumed Liabilities”):
2.5.1all Liabilities resulting from the ownership, use, operation or maintenance of the Acquired Assets by Buyer to the extent that such Liability arises from any event, condition or circumstance occurring after the Closing Date and not resulting from Seller’s action or inaction; and
2.5.2all Liabilities arising under the Transferred Agreement (i) after the Closing Date to the extent that such Liabilities are not attributable to any failure by Seller or any of its Affiliates to comply with the terms thereof prior to the Closing Date and (ii) arising prior to the Closing Date, but solely to the extent set forth on Schedule 2.5.2 attached hereto.
2.6Excluded Liabilities. Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for paying, performing or discharging, any Liabilities of Seller and its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the foregoing, neither Buyer nor its Affiliates shall be obligated to assume, and none of them do assume, and each of them hereby disclaims responsibility for, any of the following Liabilities of Seller and its Affiliates:
2.6.1any Liabilities of Seller or any of its Affiliates attributable to any asset, property or right that is not included in the Acquired Assets;
2.6.2any Liabilities of Seller or any of its Affiliates attributable to the research, development or other activity by Seller or any Affiliate related to the Acquired Assets on or prior to the Closing Date;
2.6.3all Liabilities of Seller or any of its Affiliates arising under the Transferred Agreement prior to the Closing Date to the extent that such Liabilities are not attributable to any failure by Buyer or any of its Affiliates to comply with the terms thereof after the Closing Date, other than those Liabilities set forth on Schedule 2.5.2 attached hereto;
2.6.4all Liabilities of Seller or any of its Affiliates arising prior to the Closing Date that give rise to Permitted Encumbrances on the Acquired Assets;
2.6.5all Liabilities of (i) Seller for Taxes for any Tax period that are not attributable to the Acquired Assets or Assumed Liabilities, and (ii) for Taxes attributable to the Acquired
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Assets for any Tax periods (or portions thereof) ending on or before the Closing Date, in each case other than any Taxes for which Buyer is liable pursuant to Sections 5.9.2 and 5.9.3;
2.6.6all Liabilities of Seller or any of its Affiliates to or with respect to any of its or their employees and their beneficiaries;
2.6.7all Liabilities of Seller or any of its Affiliates with respect to the Ongoing Clinical Trials except to the extent such Liabilities are attributable to an act or omission by or on behalf of Buyer or any of its Affiliates;
2.6.8subject to Section 3.5 and ARTICLE 9, all Liabilities of Seller or any of its Affiliates to or with respect to any [***] to the extent such Liabilities are not attributable to a failure, whether by an act or omission, by Buyer or any of its Affiliates to comply with the covenants set forth in this Agreement related to the [***]; and
2.6.9all Liabilities of Seller or any of its Affiliates that arise prior to the Closing Date, including from operation of Seller’s business, that are not (a) specifically included in the definition of Assumed Liabilities, or (b) described in Subsections 2.6.1 through 2.6.8 in this definition of Excluded Liabilities.
2.7Non-Assignable Assets.
2.7.1Notwithstanding the foregoing, if any Contract that would be a Transferred Agreement, or other asset that would be an Acquired Asset, is not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a Third Party or action by a Governmental Entity (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any such Assignment Consent is not obtained on or prior to the Closing Date, then this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset and such Non-Assignable Asset shall not be included in the Acquired Assets. Each of the parties hereto, for a period of [***] (the “Cooperation Period”), shall use commercially reasonable efforts to obtain all such Assignment Consents; provided, however, that nothing in this Section 2.7.1 shall require Seller or any of its Affiliates to modify any of its respective rights in a manner adverse to Seller or any of its Affiliates or to pay any fee or other payment, or incur any Liability, cost or out-of-pocket expense in connection with the efforts set forth in this Section 2.7.1, with any such Liabilities, costs or out-of-pocket expenses to be borne by Buyer. To the extent such Assignment Consents are obtained during the Cooperation Period, Seller shall assign to Buyer such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Acquired Assets for purposes of this Agreement.
2.7.2Until the expiration of the Cooperation Period, Seller shall cooperate with Buyer in any commercially reasonable arrangement reasonably designed to provide Buyer or its designee with the net benefits of the Non-Assignable Assets after the Closing as if the appropriate Assignment Consents had been obtained, including by granting rights and establishing arrangements whereby Buyer shall undertake the work necessary to perform under the Transferred Agreement. To the extent the benefits of a Non-Assignable Asset are made available to Buyer during the Cooperation Period, Buyer shall perform, at the direction of Seller, the obligations of Seller under such Non-Assignable Asset and assume all Liabilities related thereto, and economically bear any out-of-pocket additional costs in connection with such Non-Assignable Asset.
***Certain Confidential Information Omitted

2.8Ongoing Clinical Trials; License Grant to Seller.
2.8.1Seller is currently conducting certain ongoing clinical trials or has made certain clinical trial commitments related to the Compounds and/or the Products as set forth on Schedule 2.8.1 (the “Ongoing Clinical Trials”). The Parties agree that Seller will continue to conduct the Ongoing Clinical Trials until the completion of such Ongoing Clinical Trials. Seller shall deliver or make available to Buyer a copy of all Ongoing Clinical Trials Data promptly after the completion of the Ongoing Clinical Trials.
In connection with the performance of the Ongoing Clinical Trials, Seller has entered into clinical trial related agreements as set forth on Schedule 2.8.1 (the “Clinical Trial Agreements”) with Third Parties. The Parties agree and acknowledge that such Clinical Trial Agreements are excluded from the Transferred Agreement and Acquired Assets hereunder.
2.8.2Buyer hereby grants to Seller (a) under its rights and interest in the Transferred Intellectual Property, a limited, non-exclusive, irrevocable, fully paid-up, royalty-free, worldwide license, with the right to grant and authorize sublicenses (through multiple tiers), solely to the extent necessary or useful to complete the Ongoing Clinical Trials and to otherwise fulfill its contractual and any related obligations under or in connection with the Ongoing Clinical Trials, and (b) a right of reference, with the right to extend such right of reference to counterparties to the Clinical Trial Agreements, to the Regulatory Materials, solely to conduct the Ongoing Clinical Trials. Such license and right of reference will terminate upon the completion of the Ongoing Clinical Trials and any contractual and related obligations.
2.8.3If while conducting or in connection with the conduct of the Ongoing Clinical Trials, Seller determines in its reasonable discretion that additional supply of any Ento Products and/or Ento Compound is needed, Buyer hereby grants Seller a limited, non-exclusive, fully paid-up, royalty-free, irrevocable license with the right to grant and authorize sublicenses (through multiple tiers) under the Transferred Intellectual Property to manufacture, have manufactured, import, export and transport such Ento Products and/or Ento Compounds at Seller’s expense, in either case only in quantities necessary to fulfill Seller’s obligations in connection with the Ongoing Clinical Trials. Such license shall terminate upon the completion of the Ongoing Clinical Trials.
2.9Adverse Events. From and after the date on which the applicable IND is transferred from Seller to Buyer (the “IND Transfer”), except for adverse events in connection with the Ongoing Clinical Trials, Buyer will assume all responsibility for reporting adverse events (a) involving any Product to the applicable Governmental Entity as promptly as practicable and in any event in the timeframe required by Law and/or (b) pursuant to any adverse event reporting obligations set forth in the Transferred Agreement or Technology Transfer and Transition Services Agreement. For clarity, prior to the date of an IND Transfer with respect to an applicable IND and its related reporting, Seller will remain responsible for the activities described in the foregoing subclauses (a) and/or (b) to the extent applicable.
2.10Buyer and Seller Pharmacovigilance Agreement and Quality Agreement. Within [***] days following the Closing, the Parties shall enter into (a) a pharmacovigilance agreement to govern the exchange of safety data and other similar information, and (b) a quality agreement to govern quality-related matters pertaining to the Inventory, in each case of the foregoing subclauses (a) and (b), on terms mutually acceptable to the Parties and that will allow each Party to satisfy any Third Party commitment, including regulatory reporting obligations.
***Certain Confidential Information Omitted

ARTICLE 3.
DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; ONGOING OBLIGATIONS
3.1Responsibility. Subject to Section 2.8, as between the Parties, Buyer shall have the sole right and responsibility, at its sole cost and expense, for the conduct of all Development and Commercialization activities applicable to the Compounds or Products for use in the Field and in the Territory after the Closing Date. Buyer’s obligations under this ARTICLE 3 will be in effect only from and after the Closing.
3.2Diligence. In addition to the obligations set forth in Section [***] of the [***] Merger Agreement, following the Closing Date, Buyer (directly or through its Affiliate) shall use Commercially Reasonable Efforts (a) to Develop the Compounds and to obtain Marketing Authorization for at least one Ento Product or Lanra Product in accordance with the Development Plan and (b) to Commercialize at least one Ento Product or Lanra Product in the Field and in the Territory upon Marketing Authorization. Buyer shall (i) perform its obligations under this Agreement in good scientific manner and in compliance with all applicable Law in all material respects, (ii) during the period prior to [***], notify Seller in writing if it has made material changes to the Development Plan and (iii) notify Seller in writing if it has determined to [***]. For clarity, Buyer shall not be deemed to be in breach of, or to have failed to comply with, this Section 3.2 to the extent a delay in Development by Buyer that would otherwise constitute a breach of its diligence obligations under this Section 3.2 is directly and proximately resulting from Seller’s failure to comply with any of its related obligations under the Technology Transfer and Transition Services Agreement.
3.3Reports.
3.3.1Records; Reports. Buyer shall (a) maintain records of its Development and Commercialization activities with respect to Compounds and Products under this Agreement in sufficient detail and in good scientific manner, which shall reflect work performed and results achieved in the conduct of such Development and Commercialization activities and (b) keep Seller reasonably informed regarding the Development and Commercialization activities conducted with respect to Compounds and Products by providing Seller with [***] reports within [***] after the end of each [***] summarizing the activities under/taken by Buyer, its Affiliates and its (sub)licensees during the prior [***] (each, a “Report”); provided that Buyer’s obligation to deliver such Reports shall terminate following [***] (whichever is later). Subject to reasonable confidentiality undertakings, Buyer shall also provide such reports as Seller may reasonably request from time to time to comply with Seller’s reporting obligations under Section [***] of the [***] Merger Agreement.
3.3.2Content of Reports. Each Report provided pursuant to Section 3.3.1 will include at least information regarding: (a) completed activities with respect to the Development of Compounds and Products as well as the anticipated Development activities planned in the subsequent [***]; and (b) the anticipated date and actual date, as applicable, of the First Commercial Sale of each Product in each of [***] and [***].
3.4Audit. Buyer and its Affiliates will keep complete and accurate records in reasonably sufficient detail to permit Seller to confirm the accuracy of the calculation of royalty payments under Section 5.2 and the Commercial Milestone Payments under Section 5.4. At the request of Seller, Buyer shall, and shall cause its Affiliates to, permit an independent auditor designated by Seller and reasonably acceptable to Buyer, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to the preceding sentence, for a period of [***] years after the Calendar Year to which such records pertain, to ensure the accuracy of all royalty reports, royalties and Commercial Milestone Payments made hereunder. Such examinations may not be conducted more than once in any
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[***] period (unless a previous audit during such [***] period revealed an underpayment with respect to such period), and no records may be audited more than [***], except, in each case, in the event of any actual or alleged (in good faith) fraud. Such auditor shall enter into a confidentiality agreement with Buyer and shall not disclose Buyer’s confidential information, except (a) to disclose the findings and results of the audit to Seller and (b) to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Buyer or the amount of payments due by Buyer under this Agreement. Except as provided below, the cost of this audit shall be borne by Seller, unless the audit reveals an underpayment of more than [***] percent ([***]%) from the reported amounts for the audited period, in which case Buyer shall bear the cost of the audit.
3.5Assumption of Rights and Obligations under [***] Merger Agreement.
3.5.1The Parties acknowledge and agree that Seller is a party to that certain [***](as may be amended, restated or supplemented from time to time, the “[***] Merger Agreement”), pursuant to which Seller acquired a portion of the Acquired Assets. [***]
3.5.2Buyer acknowledges and agrees that it has received a copy of the [***]Merger Agreement, [***]. Buyer hereby covenants to execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as are reasonably necessary or otherwise reasonably requested from time to time by Seller to enable Seller to comply with the [***], including without limitation, the obligations of Seller with respect to any [***] set forth in Section [***] of the [***] Merger Agreement, and the covenants and obligations related to the [***] set forth in this Agreement.
3.5.3Following the Closing, Buyer shall be solely liable for any breach or failure to comply with the [***].
ARTICLE 4.
CONTROL OF TRANSFERRED PATENTS
4.1Control of Transferred Patents.
4.1.1From and after the Closing, Buyer, acting through patent counsel or agents of its choice, shall be solely responsible, in its sole discretion, for the preparation, filing, prosecution, maintenance, defense and enforcement of all Transferred Patent Rights throughout the Territory; provided, that Buyer shall be obligated to maintain in full force and effect the Transferred Patent Rights through [***]. All patent costs and expenses incurred by Buyer in connection with the preparation, filing, prosecution, maintenance, defense and/or enforcement of such Transferred Patent Rights shall be the sole responsibility of Buyer.
4.1.2From and after the Closing, Buyer shall use commercially reasonable efforts (as such efforts are interpreted under the [***] Merger Agreement) to prosecute and maintain the [***] (as defined in the [***] Merger Agreement) in [***] and shall use commercially reasonable efforts (as such efforts are interpreted under the [***] Merger Agreement) to obtain the issuance of and thereafter maintain a [***] in [***] covering [***] (as defined in the [***]Merger Agreement) for which Buyer or an Affiliate commences any [***] (as defined in the [***] Merger Agreement).
ARTICLE 5.
PURCHASE PRICE AND OTHER PAYMENTS
5.1Closing Consideration. In partial consideration for the rights granted herein, including rights to the Acquired Assets, Buyer shall (a) pay Seller on the Closing Date an amount in cash
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equal to Three Million Dollars ($3,000,000) (the “Closing Cash Consideration”), (b) issue Seller the Convertible Promissory Note, which shall be subject to the terms and conditions set forth in the Note Purchase Agreement and (c) reimburse Seller on the Closing Date an amount in cash equal to $712,502.33, which amount fully extinguishes the Assumed Liabilities of Buyer set forth on Schedule 2.5.2 (the “Transferred Agreement Reimbursement Amount”); and Seller agrees to issue to Buyer an invoice for such Transferred Agreement Reimbursement Amount promptly following the Closing Date.
5.2Payment of Royalties; Royalty Rates.
5.2.1Payment of Royalties. From and after the Closing, Buyer shall pay Seller a royalty on the Annual Net Sales of each Product by Buyer, its Affiliates or licensees in a given Calendar Year (or partial Calendar Year), on a Product-by-Product basis, commencing with the First Commercial Sale of such Product in any country in the Territory, at the following rates:

Annual Net Sales Increment	Ento Product: Royalty Rate (%)	Lanra Product: Royalty Rate (%)	Other Product: Royalty Rate (%)
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is less than or equal to $[***]	[***]%	[***]%	[***]%
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is greater than $[***] but less than or equal to $[***]	[***]%	[***]%	[***]%
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is greater than $[***] but less than or equal to $[***]	[***]%	[***]%	[***]%
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is greater than $[***]	[***]%	[***]%	[***]%
For purposes of clarity, (a) each royalty rate will only apply to the corresponding tier of Annual Net Sales, and (b) the determination of the royalty rate under this Section 5.2.1 shall be based on aggregate, worldwide Annual Net Sales of the relevant Product in each Calendar Year.
5.2.2Expiration of Royalties. Such royalties shall be payable on a Product-by- Product and country-by-country basis commencing upon the First Commercial Sale of such Product in such country and continuing until the latest of (a) the ten (10)-year anniversary of the First Commercial Sale of such Product in such country, (b) expiration of the last-to-expire Valid Claim of the Transferred Patent Rights claiming the composition of matter or method of use of such Product in such country, and (c) expiration of any Regulatory Exclusivity for such Product in such country (the “Royalty Term” for such Product and country).
5.2.3Royalty Reduction for No Valid Claim. Subject to Section 5.2.5, on a Product-by-Product and country-by-country basis, if a Product is sold in a country in which no Valid
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Claim included in the Transferred Patent Rights Covers such Product in such country, then the royalty otherwise payable to Seller pursuant to Section 5.2.1 with respect to such Product and country shall be reduced to [***] percent ([***]%) of the royalty otherwise payable pursuant to Section 5.2.1, commencing in [***] in which there is no such Valid Claim and for [***].
5.2.4Royalty Reduction for Generic Entry. Subject to Section 5.2.5, if a Generic Product to a Product is sold in any country during the Royalty Term for such Product and country, then the royalty otherwise payable to Seller pursuant to Section 5.2.1 with respect to such Product and country shall be reduced to [***] percent ([***]%) of the royalty otherwise payable pursuant to Section 5.2.1, commencing in [***] in which such Generic Product is sold and for [***].
5.2.5Third Party Intellectual Property. On a Product-by-Product, Calendar Quarter-by-Calendar Quarter and country-by-country basis, Buyer may deduct from any royalties payable to Seller under Section 5.2.1 up to [***] percent ([***]%) of all royalties paid by Buyer or its Affiliates or licensees during such Calendar Quarter for any Third Party Patent Rights that would be infringed by the Development or Commercialization of the Ento Product or Lanra Product in [***]; provided that under no circumstances shall the royalties payable to Seller for any Calendar Quarter be reduced below [***] percent ([***]%) of the amounts otherwise due under Section 5.2.1 and at all times subject to Section 5.2.6.
5.2.6Royalty Floor. Notwithstanding anything to the contrary herein, in no event shall the cumulative application of the royalty reductions in Sections 5.2.3, 5.2.4 and 5.2.5 result in a reduction of the royalty otherwise payable pursuant to Section 5.2.1 for (a) the Ento Product or the Lanra Product by more than [***] percent ([***]%), or (b) for any Other Product below [***] percent ([***]%), in each case ((a)) or (b)), with respect to any given Product, country and Calendar Quarter.
5.2.7Royalty Payments and Reporting. Buyer shall calculate all amounts payable to Seller pursuant to Section 5.2 at the end of each Calendar Quarter and shall provide a written estimate of such amount, including the associated assumptions utilized for such estimate, within [***] days after the end of such Calendar Quarter. Buyer shall pay Seller the royalty amounts due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Each payment of royalties due to Seller shall be accompanied by a statement of the amount of gross sales and Net Sales of each Product in each country during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter (including all deductions and reductions).
5.3Regulatory Milestone Payments. From and after the Closing, following the first achievement of each regulatory milestone event set forth in the table below (each such event, a “Regulatory Milestone Event”), Buyer shall pay, or cause to be paid, to Seller a one-time, non-refundable and non-creditable corresponding milestone payment (each, a “Regulatory Milestone Payment”) within [***] Business Days after receipt of an invoice from Seller issued no earlier than the first achievement of such Regulatory Milestone Event. Buyer shall notify Seller as soon as reasonably practicable (but no more than [***] Business Days) after each Regulatory Milestone Event is first achieved. For the avoidance of doubt, each Regulatory Milestone Payment shall be payable one time only for each Ento Product, Lanra Product and Other Product upon the first achievement of the corresponding Regulatory Milestone Event for such Ento Product, Lanra Product and Other Product (as applicable), regardless of the number of times such Regulatory Milestone Event may be achieved. As used in the table below, “Indication” means an individual, separate and distinct disease or medical condition for which (a) [***] or (b) a [***]. For clarity, subpopulations of patients with a [***] or [***] shall be
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deemed to be separate “Indications”, including [***] by [***] or [***]. In addition, [***] with a Product [***].

Regulatory Milestone Payments
Regulatory Milestone Event	Ento Compound: 1st Indication	Ento Compound: 2nd Indication	Lanra Compound: 1st Indication	Lanra Compound: 2nd Indication	Other Compound: 1st Indication	Other Compound: 2nd Indication
[***]	$[***]	$[***]	$[***]	$[***]	$[***]	$[***]
[***]	$[***]	$[***]	$[***]	$[***]	$[***]	$[***]
5.4Commercial Milestone Payments. From and after the Closing, following the first achievement of each commercial milestone event set forth in the table below with respect to aggregate Net Sales of all Products in a given Calendar Year (each such event, a “Commercial Milestone Event”), Buyer shall pay, or cause to be paid, to Seller a one-time, non-refundable and non-creditable corresponding milestone payment (each, a “Commercial Milestone Payment”) within [***] days after the end of the Calendar Year in which such Commercial Milestone Event is achieved. Buyer shall notify Seller as soon as reasonably practicable (but no more than [***] days) after the end of a Calendar Quarter in which a Commercial Milestone Event is first achieved. For the avoidance of doubt, each Commercial Milestone Payment listed below shall be payable one time only, upon the first achievement of the corresponding Commercial Milestone Event, regardless of the number of times such Commercial Milestone Event may be achieved.

Commercial Milestones
Commercial Milestone Event	Commercial Milestone Payment
Calendar Year Net Sales of all Products equals or exceeds $[***]	$[***]
Calendar Year Net Sales of all Products equals or exceeds $[***]	$[***]
Calendar Year Net Sales of all Products equals or exceeds $[***]	$[***]
5.5[***] Milestones. Buyer agrees to comply with the following obligations in order to enable Seller to comply with its obligations under the [***] Merger Agreement. All defined terms that are not otherwise defined in this Section 5.5 are defined according to the [***] Merger Agreement.
5.5.1Buyer shall provide Seller written notice of the initiation of each [***] of any Syk Compound (as each such term is defined in the [***] Merger Agreement) within [***] days of such initiation, and shall keep Seller reasonably informed of the progress thereof. Without limiting the generality of the foregoing, Buyer shall keep Seller reasonably informed of the analysis of the data from such [***], and shall notify Seller in writing of Buyer’s determination that the [***] of such [***] have been met or not met, within [***] days of making such determination. At the request of Seller, and subject to the obligations of confidentiality assumed by Seller under Section 7.2 of this Agreement, Buyer will give Seller a copy of a summary analysis prepared by or on behalf of Buyer of whether the [***] of the [***] have been met (but for clarity, Seller will not be given access to [***], [***] and Buyer will not be obligated to provide [***] to Seller) and Seller may timely share such summary pursuant to its
***Certain Confidential Information Omitted

obligations under the [***] Merger Agreement. In the event that Buyer initiates a Phase III Clinical Trial of any Syk Compound and if at such time the [***] has not been paid in full pursuant to Section [***] of the [***] Merger Agreement, Buyer shall give Seller written notice of the initiation of such Phase III Clinical Trial of such Syk Compound within [***] days of such initiation.
5.5.2Following the achievement, if any, of the [***] Milestone by a Syk Compound, Buyer shall deposit by wire transfer of immediately available funds to an account designated by Seller, cash in an amount equal to the applicable [***]; provided that such amount will be subject to the reduction and true-up described in Section [***] and Section [***] of the [***] Merger Agreement, as applicable and to the extent allowed. The Parties agree that the Ento Compound is deemed a [***] for the purposes of this Section 5.5.
5.6Payments in Dollars. All payments made by Buyer under this ARTICLE 5 shall be made by wire transfer from a banking institution in Dollars in accordance with instructions given in writing from time to time by Seller.
5.7Foreign Currency Exchange. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales) expressed in currencies other than Dollars, Buyer shall convert any amount expressed in a foreign currency into Dollar equivalents using the actual exchange rate for the date payment is due or, in the case of royalties, the average exchange rate over the applicable Calendar Quarter, for converting the applicable currency into Dollars, as such rate is reported in the Wall Street Journal.
5.8Overdue Payments. Any amounts not paid by Buyer when due shall be subject to interest from and including the date payment is due, through and including the actual date of payment by Buyer, at a rate equal to the sum of [***] percent ([***]%) plus the prime rate of interest quoted in the Wall Street Journal (West Coast edition) calculated daily on the basis of a 365-day year, or if such edition is unavailable, a similar reputable data source.
5.9Taxes.
5.9.1Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes, fees, duties, levies or similar amounts imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.
5.9.2Tax Withholding. To the extent Buyer determines that it is required by applicable Law to deduct and withhold Taxes from the consideration otherwise payable pursuant to this Agreement to Seller, Buyer shall (i) notify Seller in writing of such determination and allow Seller a reasonable opportunity to obtain reduced rates of withholding or other available exemptions, if any, and (ii) pay the amounts of such Taxes to the proper Governmental Entity in a timely manner and promptly transmit to Seller an official tax certificate or other evidence of such payment sufficient to enable Seller to claim such payment of Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Notwithstanding the foregoing, if solely as a result of Buyer assigning this Agreement or changing its domicile (a “Buyer Change”), additional withholding Taxes become due that would not have otherwise been due hereunder with respect to payments under this Agreement, Buyer shall be responsible for any such additional withholding Taxes directly resulting solely from such Buyer Change (“Additional Withholding Taxes”) and shall pay Seller such amounts as are necessary to ensure that Seller receives the same amount as it would have received if no such Additional Withholding Taxes had become due.
***Certain Confidential Information Omitted

5.9.3Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, 100% of any documentary, sales or use, goods and services, value-added, gross receipts, stamp, registration or other similar transfer taxes, including all recording or filing fees, notarial fees and other similar costs, that may be imposed, payable, collectible or incurred in connection with the transfer and sale of the Acquired Assets as contemplated by the terms of this Agreement (“Transfer Taxes”) shall be borne by Buyer. Seller shall promptly furnish Buyer with valid Tax invoices pursuant to applicable Law and remit the amounts of such Tax to the proper Governmental Entity in a timely manner.
5.9.4Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce Tax withholding, Transfer Taxes, or similar obligations in respect of the payments made by a Party under this Agreement, as permitted by applicable Law.
5.9.5FIRPTA Certificate. Seller shall deliver to Buyer at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying Seller’s non-foreign status (the “FIRPTA Certificate”).
5.9.6Adjustment to Purchase Price. Any payments made pursuant to Section 5.2, Section 5.3, Section 5.4, Section 5.5 and ARTICLE 9 shall constitute an adjustment of the purchase price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax returns to the extent permitted by law.
5.9.7Purchase Price Allocation. The parties hereto hereby agree to allocate the purchase price for Tax purposes in accordance with the allocation schedule to be prepared and delivered by Seller to Buyer within one hundred twenty (120) days following the Closing Date (the “Purchase Price Allocation”). In the event that the purchase price is subsequently adjusted pursuant to the terms of this Agreement, including pursuant to Section 5.2, Section 5.3, Section 5.4, Section 5.5 or ARTICLE 9, Seller shall deliver to Buyer a revised Purchase Price Allocation as soon as reasonably practicable following such adjustment, but in no event shall Seller be obligated to provide such revised Purchase Price Allocation any sooner than one hundred twenty (120) days following the date that the purchase price is adjusted pursuant to the terms of this Agreement. Seller, Buyer and each of their Affiliates shall file all Tax Returns in a manner consistent with the Purchase Price Allocation, as the same may be revised pursuant to this Section 5.9.7. Neither party shall take any action or position with any third party or otherwise inconsistent with such Purchase Price Allocation.
ARTICLE 6.
REPRESENTATIONS AND WARRANTIES
6.1Representations and Warranties of Seller. Subject to the terms of this Agreement and except as set forth in the corresponding sections or subsections of the disclosure schedules attached hereto (the “Seller Disclosure Schedule”), Seller represents and warrants to Buyer that the statements in this Section 6.1 are true, complete and correct as of the Closing Date:
6.1.1Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
6.1.2Authorization. Seller has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated to be performed by it hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all necessary action of Seller.

6.1.3Binding Agreement. This Agreement has been, and each of the Ancillary Agreements to which Seller is or will be a party, will be at the Closing, duly and validly executed and delivered on behalf of Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal and binding obligation of Seller enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).
6.1.4Consents; No Violation, Etc. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to Seller, (b) conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of Seller, (c) give rise to any approval, authorization, consent, license, filing or registration with any Court or Governmental Entity or (d) violate any material Contract of, or to which Seller is a party or subject to or by which it or any of its assets or properties is otherwise bound; provided, however, that no representation or warranty is made in the foregoing clauses (a), (c) or (d) with respect to matters that, individually or in the aggregate, would not result in a Material Adverse Effect.
6.1.5Title to Acquired Assets. Seller has good and valid title, right and interest to the tangible Acquired Assets held by Seller or has valid contract rights to, as applicable, to the tangible Acquired Assets held by Seller, free and clear of all Encumbrances, other than Permitted Encumbrances.
6.1.6Litigation. Since January 1, 2019, (a) there has been no Litigation pending or, to the Knowledge of Seller, threatened against Seller relating to the Acquired Assets or which challenges the transactions contemplated by this Agreement and (b) there have been no material Orders of any Governmental Authority imposed upon Seller, in each case with respect to the Program or the transactions contemplated by this Agreement and the Ancillary Agreements.
6.1.7Regulatory.
6.1.7.1Seller has made available to Buyer all material filings, declarations, listings, registrations, reports, applications, request for approvals, exemptions, permits, submissions and other regulatory authorizations from the FDA with respect to the Program.
6.1.7.2Seller or, to the Knowledge of Seller, its predecessor to the Program owns, holds or possesses (and at the time of performance of any preclinical research that it conducted or sponsored, it or, to the Knowledge of Seller, its predecessor to the Program did own, hold or possess) all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are (or at the time of the performance of any such preclinical research were) necessary in order to conduct the activities in connection with the Compounds. To the Knowledge of Seller, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would (i) constitute a breach or default or (ii) would permit revocation or termination under any permit issued by a Governmental Entity in connection with the Compounds that would adversely affect the rights of Seller under such permit.
6.1.7.3None of Seller nor any of its officers, employees or agents has made an untrue statement of material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or other Governmental Entity, in each case, with respect to the Program. None of Seller nor any of its officers, employees or agents in connection with the Program has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a).
6.1.7.4To the Knowledge of Seller, Seller has not used the services of any employee who is debarred under Section 306 of the FDCA in connection with the Development of any information related to any Compound, which information was or is intended to be submitted to the FDA.
6.1.7.5Seller has not received any written notice from the FDA or any other Governmental Entity that any Compound cannot be developed, tested, labeled, manufactured, stored, marketed, promoted or distributed.
6.1.7.6Seller has not received any written notice or other correspondence from the FDA or any other Governmental Entity commencing, or threatening to initiate, any action to place a clinical hold order on, or to terminate, delay, suspend, or materially modify any Ongoing Clinical Trial sponsored by Seller.
6.1.8Transferred Agreement.
Seller has made available to Buyer prior to the Closing Date, a complete, legible and correct copy of the Transferred Agreement as in effect on the Closing Date. Except as set forth on Schedule 6.1.8.1, Seller is not in material breach of or default under the terms of the Transferred Agreement and, to the Knowledge of Seller, the other party to the Transferred Agreement is not in material breach of or default under the terms of the Transferred Agreement. The Transferred Agreement is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, of each other party thereto, and is in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).
6.1.8.1Except as set forth on Schedule 6.1.8.2, Seller has not received written notice from any Person since March 31, 2020 regarding any actual or alleged violation or breach of, or default under, the Transferred Agreement or stating that such Person intends to terminate, cancel or, except as set forth on Schedule 6.1.8.2, make any material change to the Transferred Agreement, in each case that would be material to the conduct of the Program taken as a whole. Other than as contemplated herein in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and except as set forth on Schedule 6.1.8.2, to the Knowledge of Seller, there are no pending renegotiations or amendments of the Transferred Agreement that would be material to the conduct of the Program.
6.1.9Intellectual Property.
6.1.9.1As of the Closing Date, the Transferred Patent Rights constitute all Patent Rights owned by Seller and its Affiliates that are exclusively directed to and Cover the manufacture, use, and composition of matter of the Compounds and/or the Products, and to Seller’s Knowledge, the Transferred Know-How constitutes all Know-How that is being used by or on behalf of Seller in connection with Seller’s current Development and manufacturing activities as of the Closing Date for the Compounds and/or Products under the Program; provided, however, that the Parties acknowledge and agree that any failure to transfer a Patent Right or Know-How that is otherwise required shall not be considered a breach and Buyer’s sole remedy for such failure or omission shall be the cooperation of the Parties to transfer such omitted Patent Right(s) and/or Know-How, which transfer shall be consummated no later than thirty (30) days from the date on which Buyer notifies Seller in writing of such failure of omission. To the Knowledge of Seller as of the Closing Date, the Transferred Patent Rights are in effect and subsisting.
6.1.9.2There is no legal or administrative proceeding or arbitration pending against Seller or, to its Knowledge, threatened, that challenges the validity, enforceability, priority, scope, ownership, or registrability of, or use or right to use, any Transferred Intellectual Property, including any interference, re-examination, opposition or cancellation proceedings (other than those associated with the normal examination and approval of pending patent applications).
6.1.9.3To the Knowledge of Seller as of the Closing Date, [***].
6.1.10Inventory; Clinical Trials.
6.1.10.1All of the inventory set forth in Schedule 6.1.10 (i) was produced or manufactured and has been stored and transferred in compliance with cGMP to the extent so indicated in Schedule 6.1.10 and (ii) has at least the shelf life indicated in Schedule 6.1.10 (if no shelf life is specified in Schedule 6.1.10 then no shelf life assurances are provided).
6.1.10.2To the Knowledge of Seller, all clinical trial activities conducted by Seller relating to the Compounds, including all Ongoing Clinical Trials sponsored by Seller, have been conducted in compliance with all applicable Laws, including without limitation all applicable cGCPs and cGLPs.
6.1.10.3The Ongoing Clinical Trials and the clinical trial being conducted under the Clinical Trial Participation Agreement are the only clinical trials of any Compounds that are being conducted as of the Closing Date.
6.1.11Product Liabilities. Seller has not, in connection with any Product, received any written claim for or based upon breach of product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any similar allegation of liability, including or resulting in product recalls and including or resulting in bodily injury or property damage arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of any Products or from the provision of services in connection with any Products; and, to the Knowledge of Seller, there is no basis for any such claim. Seller does not sell and has never sold any Products.
6.1.12Taxes. Except for Transfer Taxes as provided in Section 5.9.3 and Permitted Encumbrances, Seller has no Liability for Taxes with respect to the Acquired Assets that are accrued but unpaid as of the Closing Date.
6.1.13Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except those for which Seller will be solely responsible.
6.1.14[***] Merger Agreement. As of the Closing Date:
6.1.14.1Seller is not in material breach of or default under the terms of the [***] Merger Agreement and, to the Knowledge of Seller, no other party to the [***] Merger Agreement is in material breach of or default under the terms of the [***] Merger Agreement as it relates specifically to the Acquired Assets, and there is no event occurring as a direct or reasonably foreseeable result of Seller’s action or inaction or, to the Knowledge of Seller, through the action or inaction of any
***Certain Confidential Information Omitted

party to the [***] Merger Agreement that with notice or the lapse of time or both would constitute a material breach of or default under its terms as it relates specifically to the Acquired Assets;
6.1.14.2Seller has not received written notice from any Person regarding any actual or alleged material violation or breach of, or material default under, the [***] Merger Agreement or stating that such Person intends to terminate, cancel or make any material change to the [***] Merger Agreement; and
6.1.14.3neither Seller nor any of its Affiliates has paid any [***] pursuant to Section [***] of the [***] Merger Agreement.
6.2Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements in this Section 6.2 are true, complete and correct as of the Closing Date:
6.2.1Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.
6.2.2Authorization. Buyer has all requisite corporate power and authority to execute this Agreement and the Ancillary Agreements, to carry out and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated to be performed by it hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all necessary action of Buyer.
6.2.3Binding Agreement. This Agreement has been, and each of the Ancillary Agreements to which Buyer is or will be a party, will be at the Closing, duly and validly executed and delivered on behalf of Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes the legal and binding obligation of Buyer enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).
6.2.4Consents; No Violations, Etc. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of transactions contemplated hereby and thereby will not (a) violate any Law applicable to Buyer, (b) conflict with any provision of the certificate of incorporation or bylaws of Buyer, (c) give rise to any approval, authorization, consent, license, filing or registration with any Court or Governmental Entity or (d) violate any material Contract of, or to which Buyer is a party or subject to or by which it or any of its assets or properties is otherwise bound; provided, however, that no representation or warranty is made in the foregoing clauses (a), (c) or (d) with respect to matters that, individually or in the aggregate, would not be reasonably expected to materially interfere with Buyer’s performance of its obligations hereunder.
6.2.5Financial Capability. Buyer will have available sufficient cash or other sources of immediately available funds to pay all amounts payable pursuant to ARTICLE 5, including any [***] (as defined in the [***] Merger Agreement), Commercial Milestone Payments, Regulatory Milestone Payments and royalties, in each case if, as and when due, and Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the transactions contemplated by this Agreement.
6.2.6Litigation. As of the Closing Date, there is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, which (a) challenges the transactions contemplated by this Agreement or the Ancillary Agreements, (b) if adversely determined
***Certain Confidential Information Omitted

would delay the ability of Buyer to perform its obligations hereunder on the Closing Date or (c) would have a material adverse effect on Buyer. There is no material Litigation pending by Buyer or which Buyer intends to initiate against any other Person relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
6.2.7No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except those for which Buyer will be solely responsible.
6.2.8Adequacy of Information. Buyer acknowledges and agrees that:
6.2.8.1it has been furnished with or given adequate access to the information about the Product and the Acquired Assets that it has requested;
6.2.8.2it has carried out appropriate due diligence concerning the information given by Seller on the Products and the Acquired Assets and is taking full responsibility for making its own and independent evaluation of the Products and the Acquired Assets;
6.2.8.3other than Seller’s representations and warranties set forth in this Agreement and the Ancillary Agreements, it has not relied on any representation or warranty made to Buyer or any of its employees, agents, stockholders, Affiliates or representatives, express or implied, at Law or in equity, regarding the Products, the Acquired Assets or the subject matter of this Agreement and it will not assert any claim against Seller or any of its employees, agents, stockholders, Affiliates or any representatives or hold Seller or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information furnished by Seller or any of its employees, agents, stockholders, Affiliates or any representatives, including any information in any “on-line” or physical data rooms or in any management presentations; and
6.2.8.4Seller makes no warranty with respect to the accuracy and completeness of any estimates, projections, forecasts, plans, budgets, future financial condition or any financial statements made available by Seller to Buyer.
6.3No Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 6 OR IN ANY ANCILLARY AGREEMENT, BOTH PARTIES DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE PRODUCTS, THE ACQUIRED ASSETS AND THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.
ARTICLE 7.
COVENANTS AND CONFIDENTIALITY
7.1Return of Assets; Transfer of Purchased Assets.
7.1.1If, for any reason after the Closing, any asset is ultimately determined to be an Excluded Asset or Buyer is found to be in possession of any Excluded Asset or subject to an Excluded Liability, (a) Buyer shall return or transfer and convey (without further consideration) to Seller, and Seller shall accept or assume, as applicable, such asset or Excluded Liability, (b) Seller shall assume (without further consideration) any Liabilities associated with such assets or Excluded Liabilities; and (c) Buyer and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset or Excluded Liability back to Seller.
7.1.2In the event that any Acquired Asset or Assumed Liability is discovered by Seller or any of its Affiliates or identified to Seller in writing by Buyer at any time after the Closing Date, possession or ownership of which has not been transferred to, or assumed by (without further consideration), either Buyer or its Affiliates at such time, Seller shall promptly take such steps as may be required to transfer, or cause to be transferred, such Acquired Assets or Assumed Liabilities to Buyer, subject to Section 2.7 and otherwise in accordance with the terms of this Agreement, at no additional charge to Buyer or its Affiliates, and Buyer or its Affiliates shall accept such Acquired Assets or assume such Assumed Liabilities, as the case may be.
7.2Confidentiality.
7.2.1Confidentiality Obligations. For a period of [***] years following the Closing, each Party shall, and shall cause its Affiliates, officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by or on behalf of the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of, or the exercise of such Party’s rights under, this Agreement. “Confidential Information” means any technical, business, or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Closing Date, including information relating to the terms of this Agreement, the Compounds or Products (including the Acquired Assets), any Exploitation of the Compounds or Products. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 7.2 with respect to any Confidential Information shall not include any information of the disclosing Party that:
7.2.1.1is or hereafter becomes part of the public domain by public use, publication (including by a Third Party), general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party in breach of this Agreement;
7.2.1.2can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
7.2.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or
7.2.1.4can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
***Certain Confidential Information Omitted

7.2.2Permitted Disclosures. Notwithstanding anything to the contrary, Seller may disclose such Confidential Information that it deems necessary or desirable to comply with any disclosure or reporting obligations set forth in the [***] Merger Agreement. In addition, each Party may disclose Confidential Information to the extent that such disclosure is:
7.2.2.1made by or on behalf of the receiving Party to the Governmental Entities as required in connection with any filing, application or request for Marketing Authorization; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law;
7.2.2.2made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s outside legal counsel, such disclosure is otherwise required by applicable law (including, for clarity, any disclosure required by applicable law on clinicaltrials.gov or disclosure required by reason of filing with securities regulators, in which case, Section 7.2.4 shall also apply to such disclosure); provided, however, that to the extent practicable and not otherwise prohibited by applicable Law, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party (a) a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued and (b) a right to review and comment upon such disclosure, which comments shall be considered in good faith by the receiving Party; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
7.2.2.3made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent Right; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or
7.2.2.4made by the receiving Party to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, or acquirers or other Third Parties, as may be necessary or useful in connection with the Exploitation of the Compounds, the Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 7.2.2 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] years from the date of disclosure).
7.2.3Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.2.3 shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable Law.
7.2.4Public Announcements.
***Certain Confidential Information Omitted

7.2.4.1Promptly following the Closing Date, Buyer shall have the right to issue a press release announcing the transactions contemplated in this Agreement, which press release shall be in the form of Exhibit F attached hereto. Other than the press release described in the preceding sentence, neither Party shall issue any public announcement, press release, or other public disclosure regarding the terms of this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s legal counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party or any of its Affiliates are listed (or to which an application for listing has been submitted).
7.2.4.2In the event a Party or its Affiliates is, in the opinion of its legal counsel, required by applicable law or the rules of a stock exchange on which its or its Affiliate’s securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon; provided, however, if a Party or its Affiliates is required by applicable law or the rules of a stock exchange to disclose this Agreement in its entirety, such Party shall prepare a proposed redacted version of this Agreement, that it in good faith proposes to submit for confidential treatment, and the other Party may promptly (and in any event, no less than [***] after receipt of such proposed redactions) provide its comments, which comments shall be considered in good faith by the Party required to make such disclosure, it being understood that the Party required to make such disclosure shall have the final say with respect to such redactions.
7.2.5Compliance. Buyer will and it will ensure that its Affiliates, and it will use commercially reasonable efforts to ensure that its subcontractors and (sub)licensees will conduct all activities relating to any Compound and/or Products in compliance with applicable Law, including applicable Law concerning data privacy and security (e.g., relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information).
7.3Patent Covenant.
7.3.1[***] Patent Family. [***]
7.3.2[***] Patent Family. [***]
7.4Payments under Transferred Agreement. By no later than July 31, 2020, Seller shall pay in full the invoices set forth in Schedule 2.5.2 issued pursuant to the Transferred Agreement to [***].
ARTICLE 8.
TERM
8.1Term. This Agreement shall commence on the Closing Date and shall continue in full force and effect until the expiration of all payment obligations under this Agreement with respect to the last Product in all countries in the Territory (the “Term”).
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ARTICLE 9.
SURVIVAL; INDEMNIFICATION; INSURANCE; LIMITATIONS
9.1Survival of Representations, Warranties and Covenants.
9.1.1Seller Representations. The representations and warranties of Seller set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Buyer, and the Closing Date and shall terminate at 11:59 PM Pacific Standard Time on the date that is [***] ([***]) months after the Closing Date; provided, that Fundamental Representations shall survive until the expiration of the statute of limitations applicable to Claims for breaches of such Fundamental Representations. Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the final resolution of such Claim (as defined below), if, prior to such time, both a Claim Certificate (as defined below) with respect to such breach shall have been timely delivered pursuant to Section 9.5 to the Party against whom such indemnification is sought and such Claim is pursued hereunder within a reasonable time period thereafter.
9.1.2Buyer Representations. The representations and warranties of Buyer set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Seller, and the Closing Date and shall terminate at 11:59 PM Pacific Standard Time on the date that is [***] ([***]) months after the Closing Date; provided, that Fundamental Representations shall survive until the expiration of the statute of limitations applicable to Claims for breaches of such Fundamental Representations. Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the final resolution of such Claim, if, prior to such time, both a Claim Certificate with respect to such breach shall have been timely delivered pursuant to Section 9.5 to the Party against whom such indemnification is sought and such Claim is pursued hereunder within a reasonable time period thereafter.
9.1.3Covenants. The respective covenants, agreements and obligations of Seller and Buyer set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing. Notwithstanding the preceding sentence, any breach of covenants, agreements and obligations in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the final resolution of such Claim, if, prior to such time, both a Claim Certificate with respect to such breach shall have been timely delivered pursuant to Section 9.5 to the Party against whom such indemnification is sought and such Claim is pursued hereunder within a reasonable time period thereafter.
9.2Indemnification by Buyer. Buyer agrees to defend Seller, its Affiliates and its (and its Affiliates’) directors, officers, employees and agents (the “Seller Indemnified Parties”) at Buyer’s cost and expense, and will indemnify and hold Seller and the other Seller Indemnified Parties harmless from and against any claims, losses, costs, damages, Taxes, fees or expenses (including reasonable and documented legal fees and expenses) (collectively, “Losses”) resulting from any claims, actions or demands (collectively “Claims”) arising out of or in connection with:
9.2.1the breach by Buyer of this Agreement, including (a) any of the representations or warranties made hereunder by Buyer or (b) the covenants and obligations made hereunder by Buyer, including those related to the [***] and, for the avoidance of doubt, any payment of [***] (as defined in the [***] Merger Agreement);
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9.2.2the Exploitation of any Compound or Product by or on behalf of Buyer or its Affiliates or (sub)licensees on or after the Closing Date;
9.2.3any Assumed Liabilities; or
9.2.4the Transferred Agreement after the Closing Date, as related to the Program, the Compounds or the Product, other than with respect to Losses to the extent resulting from conduct of Seller and its Affiliates.
9.3Indemnification By Seller. Seller agrees to defend Buyer, its Affiliates and its (and its Affiliates’) directors, officers, employees and agents (the “Buyer Indemnified Parties”) at Seller’s cost and expense, and will indemnify and hold Buyer and the other Buyer Indemnified Parties harmless from and against any Losses resulting from any Claims arising out of or in connection with:
9.3.1the breach by Seller of this Agreement, including (a) any of the representations or warranties made hereunder by Seller or (b) the covenants and obligations made hereunder by Seller;
9.3.2the breach by Seller of its obligations under Section [***] of the [***] Merger Agreement, but only to the extent such breach is not attributable to any failure, whether by act or omission, by Buyer or any of its Affiliates to comply with the covenants set forth in this Agreement related to the [***];
9.3.3the Exploitation of any Compound or Product by or on behalf of Seller or its Affiliates prior to the Closing Date; or
9.3.4any Excluded Liabilities.
9.4Limitations.
9.4.1Deductible Amount. Subject to Section 9.4.4, no Claim may be made by any Indemnified Party for indemnification pursuant to Section 9.2.1 or Section 9.3.1, until the aggregate amount of Losses for which an Indemnified Party seeks to be indemnified pursuant to Section 9.2.1 or Section 9.3.1, as the case may be, exceeds $[***] (the “Deductible”), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses in excess of the Deductible.
9.4.2Caps. Subject to Section 9.4.4, each Party’s indemnification obligations under Section 9.2 and Section 9.3 are subject to the following limitations:
9.4.2.1(a) Subject to Section 9.4.2.2 and 9.4.2.3, the cumulative indemnification obligation of Buyer under Section 9.2.1(a) shall not exceed $[***] and (b) the cumulative indemnification obligation of Seller under Section 9.3.1(a) shall not exceed $[***];
9.4.2.2(a) Buyer’s cumulative indemnification obligation under Section 9.2.1(a) with respect to any Fundamental Representations, other than Section 6.1.5 (Title to Acquired Assets), shall not exceed [***], and (b) Buyer’s cumulative indemnification obligation under Section 9.2.1(a) with respect to the Fundamental Representations set forth exclusively under Section 6.1.5 (Title to Acquired Assets) shall not exceed $[***]; and
9.4.2.3(a) Buyer’s liability for any Losses indemnifiable under any other provision of Section 9.2 shall not exceed an amount equal to [***], and (b) Seller’s liability for any Losses indemnifiable under any other provision of Section 9.3 shall not exceed [***].
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9.4.3Calculation. Any Losses as to which indemnification provided for in Section 9.2 or Section 9.3 may apply shall be determined net of any cash recovery actually received by an Indemnified Party with respect to insurance or other Third-Party recovery proceeds specifically with respect to the specific matter for which indemnification is sought, less any current costs associated with obtaining such recovery. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other Third-Party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (a) the amount of such insurance proceeds or other Third-Party recovery proceeds, if any, and (b) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses; provided, however, that the Indemnified Party shall not be obligated to pay such insurance proceeds or other Third-Party recovery proceeds in the event that the Indemnified Party has additional Losses which would have been recovered had such amounts been available from the Indemnifying Party. This Section 9.4.3 shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be defense to any indemnification obligation hereunder.
9.4.4Certain Exceptions to Limitations. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this ARTICLE 9 shall not apply to Claims: (a) involving fraud, (b) involving or related to any Commercial Milestone Payments, Regulatory Milestone Payments, royalty payments or other payments payable by Buyer pursuant to this Agreement, (c) in the case of indemnification by Buyer, involving or related to (i) any of the [***] not attributable to any failure, whether by act or omission, by Seller to comply with its obligations under the [***] Merger Agreement or (ii) any Assumed Liabilities, or (d) in the case of indemnification by Seller, involving or related to (i) any of the rights and obligations under the [***] Merger Agreement not attributable to any failure, whether by act or omission, by Buyer to comply with the [***] or (ii) any Excluded Liabilities, and any Losses arising from or indemnification payments made on account of such Claims pursuant to this ARTICLE 9 shall not be taken into account in determining the applicability of such limitations and thresholds and other provisions to other Losses or Claims.
9.5Procedures.
9.5.1General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, Claim or breach, including any Claim by a Third-Party (a “Third-Party Claim”), that would reasonably be expected to give rise to a Claim for indemnification hereunder, the Indemnified Party shall deliver to Seller or Buyer, whichever is the appropriate indemnifying party hereunder (the “Indemnifying Party”), a certificate (a “Claim Certificate”) that:
9.5.1.1states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and
9.5.1.2specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or Claim to which each such item is related and, to the extent computable, an estimation of the amount to which such Indemnified Party claims to be entitled hereunder;
provided, that no delay on the part of any Indemnified Party in notifying the Indemnifying Party, shall relieve the Indemnifying Party of any liability or obligations hereunder except to the extent that the Indemnifying Party has been actually prejudiced thereby, and then only to such extent.
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9.5.2Cure Period for Post-Closing Obligations. With respect to any breach of any post-Closing covenants and obligations that are reasonably curable, the Indemnifying Party shall have a period of [***] days following an Indemnified Party’s delivery of a Claim Certificate to cure any such breach specified in such Claim Certificate. In the event the Indemnifying Party elects to cure (or attempt to cure) any claimed breach, the Indemnifying Party shall notify the Indemnified Party delivering the Claim Certificate within [***] days of receiving the Claim Certificate of the Indemnifying Party’s intent to cure; provided, however, that the Indemnifying Party’s election to cure any breach shall not constitute an admission of any breach or agreement by the Indemnifying Party to indemnify such Indemnified Party with respect thereto and shall not be used against the Indemnifying Party in any subsequent indemnification Claim. In the event the Indemnifying Party fails to cure such alleged breach within such [***] day period, the Indemnifying Party shall still be entitled to object to such Claim or Claims pursuant to Section 9.5.3 by delivering a notice of objection to the applicable Indemnified Party prior to the end of such period.
9.5.3Objection. If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any Claim or Claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within [***] days after the Indemnifying Party’s receipt of such Claim Certificate; provided, however, that the Indemnifying Party shall be entitled to deliver such notice of objection prior to the end of the [***] day cure period in accordance with Section 9.5.2. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than [***] days after receipt by the Indemnified Party of such written objection with respect to each of such Claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such Claims, the Indemnified Party and the Indemnifying Party together shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such [***] day period, then either party shall be entitled to pursue its available remedies for resolving its Claim for indemnification.
Defense of Third-Party Claims. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own legal counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (a) involves or relates to[***] (b) seeks an injunction or other non-monetary equitable relief [***] or (c) involves [***]; provided, further, that if a Third-Party Claim involves or relates to a dispute over whether [***]. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with the preceding sentence, [***]. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.5.5, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with legal counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such legal counsel shall be at the expense of [***], provided, that if in the reasonable opinion of outside legal counsel to [***], (A) [***]; or (B) there exists [***]. If the Indemnifying Party elects not to defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.5.5 defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations set forth herein). Seller and Buyer shall
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cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, [***].
9.5.4Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except that the consent of the Indemnified Party shall not be required if all of the following conditions are met: (a) the terms of the judgment or proposed settlement [***], (b) there is no finding or admission of [***] and (c) the sole form of relief is monetary damages which are paid in full by [***]. If the Indemnified Party has assumed the defense pursuant to Section 9.5.4, it shall not [***]. Any settlement or compromise of a Third-Party Claim effected by the Indemnified Party without the consent of the Indemnifying Party shall not [***].
9.5.5Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Indemnifying Party did not object in writing within [***] days of receipt of such Claim Certificate, Claims covered by a memorandum of agreement of the nature described in Section 9.5.2 and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claim within [***] Business Days of the determination of the amount of any such Agreed Claims.
9.6Sole Remedy. Other than rights and remedies provided in Section 9.4.4 and Section 10.13, the sole and exclusive remedy for any breach or alleged breach of any representation, warranty or covenant of this Agreement shall be indemnification in accordance with this ARTICLE 9.
9.7Insurance. Buyer will maintain, at its cost, reasonable and customary insurance against liability and other risks associated with its activities contemplated by this Agreement including, but not limited to: (i) clinical trial insurance policy providing coverage of at least $[***] per claim and $[***] annually in the aggregate before Buyer initiates any clinical trial and (ii) Product Liability insurance providing coverage of at least $[***] prior to the First Commercial Sale of such Product. Buyer shall provide [***] days advance written notice to Seller of the termination, cancellation or material alteration of the terms or conditions of its insurance policies. If such policies are written on a claims made basis, they shall remain in effect for a minimum period of [***] years after the termination or expiration of this Agreement and shall not be cancelled or subject to a material reduction of coverage without the prior written authorization of Seller. Upon Seller’s written request, Buyer shall provide Seller certified copies of Buyer’s insurance policies to evidence the purchase and/or maintenance of such policies. Maintenance of such insurance coverage shall not relieve Buyer of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.
9.8LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR (A) ANY PUNITIVE OR EXEMPLARY DAMAGES OR (B) ANY RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY. THE LIMITATIONS SET FORTH IN THIS SECTION 9.8 SHALL NOT APPLY WITH RESPECT TO (I) ANY BREACH OF SECTION 7.2 OR (II) THE WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR FRAUD OF A PARTY. NOTHING IN THIS SECTION 9.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 9 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.
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ARTICLE 10.
MISCELLANEOUS
10.1Entire Agreement; Amendment. This Agreement (including all Schedules and Exhibits attached to this Agreement) and the Ancillary Agreements constitute the entire agreement between the Parties as to the subject matter hereof. Except as set forth in this Section 10.1, (a) all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and (b) neither Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties. Notwithstanding the foregoing, (i) all rights and obligations of the Parties that arose under the CDA during the period commencing on the CDA Effective Date and continuing through the Closing Date, including any dispute or alleged breach by a Party of any of the terms of the CDA during such period, shall be governed solely by the terms of the CDA, (ii) the terms and conditions of the CDA shall survive solely for the limited purposes set forth in subsection (i) above and (iii) the CDA shall otherwise terminate as of the Closing Date.
10.2Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of Seller, Buyer shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to Buyer, unless Seller elects to continue, and continues, to perform all of its obligations under this Agreement.
10.3Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws that would require the application of any other Law. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts located in the Eastern District of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.
10.4Waiver of Jury Trial. To the fullest extent permitted by Law, each of the Parties irrevocably waives all right to trial by jury in any Litigation arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement.
10.5Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by email, in each case to the intended recipient as set forth below:

If to Buyer:	Kronos Bio, Inc.
1300 E. El Camino Real
San Mateo, CA 94402
Attn: Chief Executive Office
Email: [***]

with copies (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
	Attention:	Charles Bair
	Email:	cbair@cooley.com

If to Seller:	Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attn: General Counsel
Facsimile No.: [***]

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
Attention: Eric Y. Hwang
Email: eric.hwang@morganlewis.com

Either Party may change the address to which notices and other communication hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
10.6Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
10.7Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Neither this Agreement nor any right, interest or obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party, except that each Party may assign this Agreement and the rights, obligations and interests of such Party under this Agreement (a) in whole or in part, to any of its Affiliates, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to the purchaser of shares representing a majority of its common stock voting rights or to the surviving corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, that (i) the assigning Party will provide the other Party with prompt written notice
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of assignment, (ii) the permitted assignee will assume all obligations of its assignor under this Agreement (or as related to the assigned part where a partial assignment to an Affiliate), (iii) unless expressly so agreed in writing by the Parties, no permitted assignment will relieve the assignor of liability under this Agreement, and (iv) any attempted assignment in contravention of this Section 10.7 shall be void.
10.8Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.
10.9Force Majeure. Except for the obligation to pay money when due, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by a Force Majeure.  The Party affected by the Force Majeure shall provide the other Party in writing with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  For the avoidance of doubt, under no circumstances shall the alleged or actual inability to pay money be considered an event of Force Majeure.
10.10No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of ARTICLE 9 (with respect to which the Persons to which ARTICLE 9 applies shall be Third Party beneficiaries in accordance with ARTICLE 9).
10.11Headings; Schedules and Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Schedules and Exhibits are incorporated herein by this reference.
10.12Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.13Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of posting a bond or other security or proving the inadequacy of damages as a remedy, in addition to any other remedy to which they are entitled at law or in equity.
10.14Further Assurances. From time to time after the Closing Date, and for no further consideration (except as expressly set forth in Section 5.2, Section 5.3, Section 5.4 and Section 5.5), each Party shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
(Signature Pages Immediately to Follow)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

BUYER

KRONOS BIO, INC

By:	/s/ Norbert Bischofberger
Name:	Norbert Bischofberger, Ph.D
Title:	President and Chief Executive Officer

SELLER:

GILEAD SCIENCES, INC.

By:	/s/ Devang Bhuva
Name:	Devang Bhuva
Title:	SVP of Corporate Development